Exhibit 23.1

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors:

Suncross Exploration Corporation
Blaine, Washington

We hereby consent to the use in this Form SB-2 Registration Statement of our report dated June 14, 2007, relating to the balance sheet of Suncross Exploration Corporation as of December 31, 2006, and the related statements of expenses, changes in stockholders' equity and cash flows for the two years then ended and the period from November 16, 2004 (Inception) through December 31, 2006.

We also consent to the reference to our firm under the heading "Experts" appearing herein.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

July 16, 2007